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                                                                  EXHIBIT 10(bb)

                              CONSULTING AGREEMENT


         THIS AGREEMENT, made effective as of January 14, 1997, by and between Houston Industries Incorporated, a Texas corporation (the "Company"), and Milton Carroll ("Mr. Carroll"),

                              W I T N E S S E T H:

         WHEREAS, Mr. Carroll is a Director of the Company and a knowledgeable and experienced businessman having significant background and qualifications in public affairs and government; and

         WHEREAS, the Company is engaged in a critical regulatory, legislative and public issue debate concerning deregulation of the electric utility industry as well as other issues; and

         WHEREAS, the Company desires to retain the services of Mr. Carroll as a Consultant to assist the Company in dealing with local, state and federal governmental and communications issues affecting the Company, and Mr. Carroll desires to serve the Company in such consulting capacity under the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties agree as follows:

         1.  Consulting Services.   Pursuant to requests by relevant Company
executive officers, Mr. Carroll agrees to perform consulting services in connection with deregulation issues, to include counseling with the Company and its officers concerning same; and participating in such negotiations, evaluations and personal contacts as may seem appropriate and advisable to advance the Company's goals in connection with deregulation and other issues. It is anticipated that such service will require extensive travel and substantial allocation of time. The principal location of work will be in Houston, Austin and Washington, D.C., but it is expected that work in other locations will arise.

         The parties agree that Mr. Carroll shall render consulting services under this Agreement as an independent contractor and not as an employee of the Company. The Company will not exercise supervision over Mr. Carroll as to the details of the performance of his consulting services under this Agreement, or the means by which he performs such services, but rather will agree upon plans or projects as provided in this Agreement. Mr. Carroll agrees to avoid any other substantial personal service engagement for any other corporation during the term hereof, and shall at all times refrain from action or from participation in any transaction which would create any conflict of interest with the business or interests of the Company.

         2. Fees for Consulting Services. In consideration of Mr. Carroll's consulting services to be performed pursuant to this Agreement, the Company hereby agrees to pay Mr. Carroll a flat fee of $20,000 per month.
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         3.  Term.  This Agreement shall commence as of January 14, 1997, and shall have an initial term of one year; provided, however, that either party may terminate this Consulting Agreement by giving written notice of termination to the other party at least thirty (30) days before the date upon which the termination is to take place.

         4. Expenses. The Company shall pay or reimburse Mr. Carroll, upon his submission of appropriate expense vouchers or other documentation, for all expenses for travel, meals, lodging accommodations and other expenses incurred by him in the performance of his consulting services under this Agreement.

         5. Lobby Registration. Mr. Carroll is not now and has no intention of becoming a professional lobbyist. However, the Company has informed him that his duties hereunder may require technical registration under the greatly expanded state and federal lobby laws. If so required, Mr. Carroll agrees to
make such lobby filings as the law may require.   The Company shall advise Mr.
Carroll as to relevant requirements, prepare all necessary paperwork and provide legal advice as required to assure proper compliance with any lobby or related laws as may be applicable. The Company will defend and indemnify Mr. Carroll from any liability resulting from errors or claims thereunder to the full extent of the Company's bylaws applicable to Directors. Mr. Carroll will not be requested to nor shall he give, furnish or contribute monies, materials, supplies or make loans to or in support of any candidate or to any political committee, through or in the name of the Company, directly or indirectly.

         6. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by first class mail, postage prepaid, to 11 Greenway Plaza, Suite 1418, Houston, Texas 77046 in the case of Mr. Carroll, and to P.O. Box 1700, Houston, Texas 77251 in the case of the Company.

         7. Prohibition Against Assignment. Mr. Carroll agrees on behalf of himself, his heirs and personal representatives, that this Agreement and the rights, interests, benefits and other obligations of Mr. Carroll hereunder shall not be assigned, transferred, pledged, or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt at assignment, pledge, hypothecation or other disposition of this Agreement or of the rights, interests, benefits and obligations of Mr. Carroll hereunder contrary to the foregoing provisions shall be null and void and without effect.

         8. Waiver. The waiver by the Company or Mr. Carroll of a breach of any of the provisions of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

         9. Controlling Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Texas.

         10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor of the Company and any such successor shall be deemed substituted for the Company





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under the terms of this Agreement.  As used in this Agreement, the term
"successor" shall include any person, corporation, or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of the Company or gains control of the Company.

         11. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally but may be changed only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



Houston Industries Incorporated


By      /s/ Bruce Gibson
   -------------------------------------------
   Bruce Gibson
   Senior Vice President, Governmental Affairs




           /s/ Milton Carroll
   -------------------------------------------
   Milton Carroll





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